Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[**] INDICATES THAT INFORMATION HAS BEEN REDACTED.

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE Agreement (this "Agreement") is made and entered into as of January 23, 2023, by and between Vera Bradley Holdings, LLC, a Delaware limited liability company ("Buyer"), Creative Genius Holdings, Inc., a California corporation ("Holdings"), Creative Genius Investments, Inc., a California corporation ("CGI" and together with Holdings, each a "Seller" and collectively, "Sellers"), Griffin Thall ("Thall") and Paul Goodman ("Goodman", and together with Thall, each a "Shareholder" and collectively, the "Shareholders") and, solely for purposes of Section 9(a) hereof, Vera Bradley Designs, Inc., an Indiana corporation ("Designs") and Vera Bradley, Inc., an Indiana corporation ("VRA"). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in that certain Interest Purchase Agreement, dated as of June 19, 2019, by and among Buyer, Holdings, Creative Genius, Inc., a California corporation (the "Company"), Thall, Goodman and, solely for the limited purpose set forth therein, Designs and VRA (as may be amended from time to time, the "2019 Purchase Agreement").
RECITALS

A. Following the execution of the 2019 Purchase Agreement but prior to the consummation of the transactions contemplated by the 2019 Purchase Agreement, the Company converted from Creative Genius, Inc., a California corporation, to Creative Genius, LLC, a California limited liability company.

B. On July 16, 2019, Buyer purchased outstanding membership interests in the Company representing 75% of the Company's outstanding equity interest from Holdings pursuant to the 2019 Purchase Agreement.

C. Following the consummation of the transactions contemplated by the 2019 Purchase Agreement, Holdings holds twenty-four and eight-tenths of one percent (24.8%) of the Company Interests and CGI holds two-tenths of one percent (0.2%) of the Company Interests.

D. As a condition to Buyer's agreement to acquire the Purchased Company Units pursuant to the 2019 Purchase Agreement, Buyer and Sellers entered into a Put/Call Agreement, dated July 16, 2019 (the "Put/Call Agreement") pursuant to which Sellers may exercise their rights to sell the remaining twenty-five percent (25%) of the Company Interests to Buyer (the "Remaining Company Interests"), and Buyer may exercise its right to purchase the Remaining Company Interests from Sellers, on the terms and conditions set forth in the Put/Call Agreement.

E. Thall and Goodman each own fifty percent (50%) of all of the issued and outstanding capital stock of Holdings.

F. Thall owns twenty-five percent (25%) and Goodman owns seventy-five percent of the issued and outstanding capital stock of CGI.

G. The parties to the Put/Call Agreement desire to terminate the Put/Call Agreement and enter into this Agreement to provide for the purchase by Buyer and the sale by Sellers of the Remaining Company Interests on the terms set forth herein.

H. The Company and the Shareholders desire to terminate the Shareholders' respective employment agreements with the Company dated, July 16, 2019 effective as of the Closing Date (as defined herein).
AGREEMENTS

In consideration of the mutual covenants and promises in this Agreement, the Parties agree as follows:

1.Definitions.

a."Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, and includes any Person in like relation to an Affiliate. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

b."Ancillary Documents" means the Employment Releases and the Employment Terminations.

c."Business" means the Company's business of designing, marketing and distributing string bracelets and rings primarily through its e-commerce site, subscription club and wholesale channels.

d."Closing" has the meaning set forth in Section 3(a).

e."Closing Date" means January 30, 2023.

f."Company Released Parties" has the meaning set forth in Section 8(b).

g."Company Releasing Parties" has the meaning set forth in Section 8(b).

h."Employer" means Pura Vida Creative Genius, LLC, a Delaware limited liability company.

i."Employment Agreements" means the Employment Agreements, dated July 16, 2019, by and between the Employer and each Shareholder, individually.

j."Employment Releases" has the meaning set forth in Section 3(b)(v).

k."Employment Terminations" has the meaning set forth in Section 3(b)(v).

l.“[**] Bonus Amount” has the meaning set forth in Section 2(b).
m."Person" means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, governmental authority, unincorporated organization, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.

n."Personal Expenses Amount" means Eleven Thousand Nine Hundred Sixty-Five and 28/100 Dollars ($11,965.28).

o."Purchase Price" has the meaning set forth in Section 2(b).

p."Purchased Remaining Company Interests" means twenty-five percent (25%) of the issued and outstanding Company Interests (which constitute twenty-five percent (25%) of the Equity Securities of the Company).

q."Releasing Parties" has the meaning set forth in Section 8(b).

r."Remaining Company Interests" has the meaning set forth in the Recitals.

s."Restricted Party" has the meaning set forth in Section 6(a).

t."Restricted Period" has the meaning set forth in Section 6(a).

u."Seller Released Parties" has the meaning set forth in Section 8(a).

v."Seller Releasing Parties" has the meaning set forth in Section 8(a).

w."Tax Indemnity Agreement" means that certain Tax Resolution and Indemnity Agreement dated June 19, 2019 by and among Holdings, the Company, the Shareholders and Buyer.

x."Unpaid Indemnity Amount" means Three Hundred Seventy Thousand Seven Hundred Seventy-Four and 82/100 Dollars ($370,774.82).

2.Purchase and Sale of the Purchased Remaining Company Interests.

a.Purchase and Sale of the Purchased Remaining Company Interests. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from each Seller, and each Seller shall sell, transfer and assign to Buyer, free and clear of all Liens, the Purchased Remaining Company Interests owned by such Seller as set forth on Schedule A. The Purchased Remaining Company Interests purchased and sold pursuant to this Section 2(a), in the aggregate, shall constitute twenty-five percent (25%) of the outstanding Equity Securities of the Company.

b.Purchase Price; Payment of Purchase Price. The purchase price to be paid by Buyer to Sellers for the Purchased Remaining Company Interests shall be Ten Million Dollars ($10,000,000.00) (the “Purchase Price”). The Purchase Price shall be allocated between the Sellers based on their relative ownership of the Purchased Remaining Company Interests as set forth in Schedule A hereto. Subject to clause (c) of this Section 2, the Purchase Price shall be payable by Buyer to the Sellers on the Closing Date by wire transfer of immediately available funds to an account or accounts designated by the Sellers. Such account or accounts shall be designated no fewer than three (3) Business Days prior to the Closing Date.

c.Amounts to be Paid or Reimbursed by Sellers. The parties acknowledge that, as of the Closing Date, the Shareholders (who own the entire equity interest in each Seller and will ultimately receive the Purchase Price) owe to the Company the Unpaid Indemnity Amount and the Personal Expenses Amount. In addition, Sellers have requested, and the Company has agreed, to pay to [**] a bonus of $240,247.75, less any applicable payroll tax withholdings required by law, and to pay to [**] a bonus of $240,247.75, less any applicable payroll tax withholdings required by law, such bonuses to be paid through the Company's payroll processes within five (5) Business Days of the Closing Date (the aggregate amount of such bonuses, “[**] Bonus Amount”). Seller and the Shareholders agree that, at the Closing, (i) the Unpaid Indemnity Amount and the Personal Expenses Amount shall be paid by Sellers to Buyer (on behalf of the Company) and (ii) Sellers shall reimburse the Company for the [**] Bonus Amount, plus the applicable payroll taxes in the amount of $36,757.91. The parties agree that, for administrative convenience, the amounts to be repaid or reimbursed by Sellers pursuant to this clause (c) may be offset against the amount payable by Buyer to Sellers on the Closing Date.

3.Closing; Conditions to Closing.

a.Closing. The closing of the purchase and sale of the Purchased Remaining Company Interests (the "Closing") shall take place remotely via the exchange of documents and signatures on or prior to the Closing Date and shall be effective for all purposes on and as of the Closing Date. The parties hereto acknowledge and agree that all proceedings at the Closing shall be deemed to be taken, and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been executed and delivered, simultaneously on the Closing Date, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered. The parties agree that, upon completion of the Closing, the transactions contemplated hereby shall be deemed effective at 12:01 a.m. Eastern time on the Closing Date.

b.Deliveries by Sellers. At the Closing, each Seller shall deliver or cause to be delivered to Buyer:

i.certificates representing all of the Purchased Remaining Company Interests to be purchased and sold at the Closing to the extent such Purchased Remaining Company Interests are certificated, duly endorsed in blank, free and clear of all Liens and any other instruments of transfer, duly endorsed in blank, and, to the extent not certificated, appropriate instruments of transfer, duly endorsed in blank, in each case, in form and substance reasonably satisfactory to Buyer;

ii.a certificate of good standing with respect to each Seller issued by the Secretary of State of the State of California as of a date not more than five (5) Business Days prior to the Closing Date;

iii.a copy of the resolutions of the board of directors and shareholders of each Seller, certified by an authorized signatory of each Seller as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the performance by such Seller of its obligations hereunder;

iv.an officer's certificate, signed by a duly authorized officer of each Seller and dated as of the Closing Date, certifying the fulfillment by such Seller of the conditions set forth in Section 3(e)(ii) and Section 3(e)(iii); and

v.written terminations of the Employment Agreements in a form mutually acceptable to Buyer and the Shareholders (the "Employment Terminations"), duly executed by the Shareholders, accompanied by a Release and Waiver Agreement in a form mutually acceptable to Buyer and the Shareholders (the "Employment Releases") duly executed by the Shareholders.

c.Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers:

i.an officer's certificate, signed by a duly authorized officer of Buyer and dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 3(d)(ii) and Section 3(d)(iii); and

ii.copies of Employment Terminations and Employment Releases, duly executed by the Employer.

d.Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Sellers):

i.No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.

ii.Representations and Warranties. The representations and warranties of Buyer set forth in Section 5(a) (Organization and Power), Section 5(b) (Authorization and Enforceability) and Section 5(g) (No Brokers) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by Buyer contained in this Agreement or in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date.

iii.Performance. Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Buyer at or prior to the Closing.

iv.Deliveries. Sellers shall have received the deliveries contemplated by Section 3(c).

e.Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer).

i.No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.

ii.Representations and Warranties. The representations and warranties of Sellers set forth in Section 4(a) (Organization and Power) and Section 4(b) (Authorization and Enforceability) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by Seller contained in this Agreement or in any certificate or other writing delivered by Sellers pursuant hereto shall be true and correct in all material respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date.
iii.Performance. Each Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this

Agreement to be complied with and performed by such party at or prior to the Closing.

iv.Deliveries. Buyer shall have received the deliveries contemplated by Section 3(b).
4.Representations and Warranties of Sellers. Sellers, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

a.Organization and Power. Each Seller (i) is duly organized, validly existing and in good standing under the Laws of California and (ii) has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

b.Authorization and Enforceability. The execution and delivery of this Agreement and the performance by each Seller of the transactions contemplated hereby that are required to be performed by such Seller have been duly authorized by the board of directors of such Seller in accordance with applicable Law and the articles of incorporation and bylaws of such Seller, and no other corporate (or other) proceedings on the part of such Seller (including any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby that are required to be performed by such Seller. This Agreement constitutes the valid and legally binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors' rights and to general equity principles, as applicable.

c.No Violation. The execution and the delivery by each Seller of this Agreement, the performance by each Seller of its obligations hereunder, the consummation of the transactions contemplated hereby that are required to be performed by each Seller and compliance with the terms of this Agreement do not and will not conflict with or (a) violate any provision of the articles of incorporation, bylaws or similar organizational documents of either Seller, (b) result in any violation of or default (or an event which with or without notice or lapse of time or both would become a default), give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under, any provision of any Contract to which either Seller is a party or by which either Seller or any of its respective properties is bound or affected, or (c) violate in any respect any Law applicable to either Seller or by which any of its respective properties is bound or affected, except, in the case of clauses (b) and (c), for any such conflict, violation, default, termination, forfeiture or other occurrence which would not prevent or materially delay either Seller from performing its obligations under this Agreement.

d.Ownership of Equity. Each Seller has, and on the Closing Date shall have, good and valid title to and record and beneficial ownership of the Purchased Remaining Company Interests to be sold by it on the Closing Date, and such Purchased

Remaining Company Interests are, and on the Closing Date shall be (i) validly issued, fully paid, and nonassessable, and (ii) free and clear of all Liens.

e.Governmental Authorizations and Consents. No consent (other than shareholder approval which has been obtained), license, approval or authorization of, or registration, declaration, ruling, permit, waiver, acknowledgement or filing with, any Governmental Authority ("Governmental Consents"), is required from any Person pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement, or (b) which is otherwise necessary to permit Sellers to perform their respective obligations under this Agreement, which, if not made or obtained, would prevent or delay either Seller from performing its obligations hereunder.

f.Litigation. There is no Claim, litigation, prosecution, proceeding or governmental or administrative investigation, hearing, arbitration, inquiry or action (collectively, "Litigation") pending or, to the Knowledge of either Seller, threatened against either Seller that would reasonably be expected to prevent or materially delay either Seller from carrying out its obligations under this Agreement or the transactions contemplated hereby. Neither Seller is subject to any Order that would reasonably be expected to materially affect the ability of such Seller to carry out its obligations under this Agreement or the transactions contemplated hereby.

g.No Brokers. Neither Seller nor any of either Seller's Employees, agents or Representatives, has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to this Agreement or the transactions contemplated hereby. The Shareholders will indemnify, defend and hold Buyer harmless from all claims arising from a breach of this Section 4(g).

5.Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

a.Organization and Power. Buyer (i) is duly organized, validly existing and in good standing under the Laws of Delaware and (ii) has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

b.Authorization and Enforceability. The execution and delivery of this Agreement and the performance by Buyer of the transactions contemplated hereby that are required to be performed by Buyer have been duly authorized by the sole member of Buyer in accordance with applicable Law and the certificate of formation and limited liability company agreement of Buyer, and no other limited liability company (or other) proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby that are required to be performed by Buyer. This Agreement constitutes the valid and legally binding agreement of

Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors' rights and to general equity principles, as applicable.

c.No Violation. The execution and the delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, the consummation of the transactions contemplated hereby that are required to be performed by Buyer and compliance with the terms of this Agreement do not and will not conflict with or (a) violate any provision of the certificate of formation, limited liability company agreement or similar organizational documents of Buyer, (b) result in any violation of or default (or an event which with or without notice or lapse of time or both would become a default), give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under, any provision of any Contract to which Buyer is a party or by which Buyer or any of its respective properties is bound or affected, or (c) violate in any respect any Law applicable to Buyer or by which any of its respective properties is bound or affected, except, in the case of clauses (b) and (c), for any such conflict, violation, default, termination, forfeiture or other occurrence which would not prevent or materially delay Buyer from performing its obligations under this Agreement.

d.Governmental Authorizations and Consents. No Governmental Consent is required from any Person pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement, or (b) which is otherwise necessary to permit Buyer to perform its obligations under this Agreement, which, if not made or obtained, would prevent or delay Buyer from performing its obligations hereunder.

e.Litigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened against Buyer that would reasonably be expected to prevent or materially delay Buyer from carrying out its obligations under this Agreement or the transactions contemplated hereby. Buyer is not subject to any Order that would reasonably be expected to materially affect the ability of Buyer to carry out its obligations under this Agreement or the transactions contemplated hereby.

6.Non-Competition and Employee Non-Solicit.

a.From the Closing Date until the fourth anniversary of the Closing Date (the "Restricted Period"), none of Sellers or Shareholders, nor any of their respective Affiliates (each, a "Restricted Party") shall, directly or indirectly, engage in, own, have any financial interest in, manage or operate a business the same as, substantially similar to, or which materially competes with, the Business as it is conducted on the Closing Date; provided, however, that the beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of less than two percent (2%) of the outstanding shares of common stock of a publicly held corporation that is engaged in the Business shall be permitted.

b.The broadest geographic scope enforceable by Law for the restrictions set forth in Section 6(a) shall be applicable, as follows, which geographic scope the Restricted Parties represent is coextensive with the geographic scope of the Business:

i.everywhere in the World that has access to the Business because of the availability of the Internet;

ii.everywhere in the World that a Restricted Party has the ability to compete with the Business through the Internet;

iii.each state, commonwealth, territory, province and other political subdivision located in North America and the United Kingdom;

iv.each state, commonwealth, territory, province and other political subdivision located in the United States of America;

v.California and any other state, commonwealth, territory or other political subdivision in which the Company has engaged in the Business in the one (1) year period immediately preceding the Closing Date;

vi.California and any other state, commonwealth, territory or other political subdivision in which the Company has performed any services or sold any products in the one (1) year period immediately preceding the Closing Date; and

vii.California and any other state, commonwealth, territory or other political subdivision where the Company has or had an office out of which it operated the Business at any time in the one (1) year period immediately preceding the Closing Date.

c.During the Restricted Period, none of the Restricted Parties shall, whether for their own account or for the account of any Person, directly or indirectly:

i.call upon, solicit, accept any business of, contact or have any communication with any Person who is a customer or supplier or prospective customer or supplier of the Company as of the Closing Date, or who was a customer or supplier or prospective customer or supplier of the Company at any time within the twenty-four (24) month period immediately preceding the Closing Date for the purpose of: (A) diverting or attempting to divert or influence any business of such customer or supplier or prospective customer or supplier to any competitor of the Company or Buyer; (B) marketing, selling, distributing, leasing or providing any products or services in competition with the Business, the Company or Buyer; or (C) otherwise interfering in any fashion with the operations being conducted by the Company as of the Closing Date or with any operations conducted by Buyer during the Restricted Period;

ii.cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or other Person who is a business relation of the Company as of the Closing Date or who was a customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or business relation of the Company within the twenty-four (24) month period immediately preceding the Closing Date, to cease doing business with the Company, to deal with any competitor of the Company or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or business relation and the Company; or
iii.solicit for employment or attempt to solicit otherwise, endeavor to entice away, hire or retain any Person who is an employee, independent contractor or other personnel of the Company as of the Closing Date or who was an employee, independent contractor or other personnel of the Company at any time within the twelve (12) month period immediately preceding the Closing Date, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this shall prevent a Restricted Party from soliciting or hiring (A) any employee whose employment has been terminated by the Company or Buyer or (B) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

d.The nature and scope of the foregoing protection has been carefully considered by Buyer, Sellers and Shareholders. Sellers and Shareholders each acknowledge and agree that the covenants contained in this Section 6 are essential elements of this Agreement and that, but for these covenants, Buyer would not have agreed to acquire the Remaining Company Interests or otherwise become party to this Agreement. Buyer, Sellers and Shareholders hereby agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by Sellers for such obligations. If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6 as will render such restrictions valid and enforceable, and the other provisions hereof shall remain in full force and effect.

e.Notwithstanding anything herein to the contrary, in the event of a breach or threatened breach of this Section 6, Buyer shall be entitled, without the posting of a bond or other security, to an injunction restraining such breach or threatened breach, and Sellers and each Shareholder acknowledge the inadequacy of relief in damages with respect thereto. The foregoing shall not be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

f.The covenants and restrictions set forth in this Section 6 shall be in addition to, and not in limitation of, any similar covenants or restrictions that may be provided for in the Employment Agreements or the Employment Terminations.

7.Remedies.

a.The parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such party hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, except as provided in Section 7(c), the parties hereto acknowledge and agree that in the event of any breach or threatened breach by Sellers on the one hand, or Buyer, on the other hand, or any of their respective covenants or obligations set forth in this Agreement, Buyer, on the one hand, and Sellers, on the other hand, shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity, subject to Section 7(c). Subject to Section 7(c), each of the parties further agrees that the only permitted objection that it may raise in response to any action of equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. Except as provided in Section 7(c), the pursuit of an injunction, specific performance or other equitable relief by any party hereto will not be deemed a waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time.

b.Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by one party of any one remedy will not preclude the exercise at any time of any other remedy.

c.Notwithstanding anything herein to the contrary, it is explicitly agreed that the right of Seller, on the one hand, and the Buyer, on the other hand, to obtain an injunction, or other appropriate form of equitable relief to cause Buyer or Sellers, as the case may be to complete the Closing shall be subject to the following: (i) all conditions set forth in Section 3(d) (with respect to Sellers' obligations) and Section 3(e) (with respect to Buyer's obligations), respectively, have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing; provided that each of which shall be capable of being satisfied if the Closing Date were on such date), (ii) Buyer or Sellers, as the case may be, has failed to complete the Closing in accordance with Section 3(a) when required to do so hereunder and (iii) Buyer or Sellers (whichever is seeking the injunction or other form of equitable relief), as the case may be, has irrevocably confirmed in writing that, if specific performance is granted, then the Closing will occur pursuant to Section 3(a).

8.Releases.

a.Effective as of the Closing, and contingent upon the full and timely payment of the Purchase Price as set forth in Section 2(b) above, Shareholders and Sellers, on behalf of themselves and their respective Affiliates and each of his, its and their respective officers, directors, managers, employees, agents, heirs, personal representatives, successors and assigns (the "Seller Releasing Parties"), hereby release, acquit and forever discharge Buyer and the Company and any and all of their respective successors and assigns, together with all of their respective present and former directors, officers, employees, agents, Affiliates and Representatives (the "Seller Released Parties"), from any and all claims, demands, actions, causes of action, losses and liabilities (collectively, “Claims”), that such Seller Releasing Party ever had, has or may have against any of the Seller Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Seller Released Parties, known or unknown, from the beginning of time through and including the Closing Date, other than obligations arising under this Agreement or the Ancillary Documents. Each Seller and each Shareholder, on behalf of himself and the other Seller Releasing Parties, understands the significance of this release of unknown Claims and waiver of statutory protection against a release, on behalf of himself and the other Seller Releasing Parties, of unknown Claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Seller and each Shareholder, on behalf of himself and the other Seller Releasing Parties, acknowledges that Buyer will be relying on the waiver and release provided in this Section 8(a) in connection with entering into this Agreement and that this Section 8(a) is intended for the benefit of, and to grant third party beneficiary rights to each Seller Released Party to enforce this Section 8(a).

b.Effective as of the Closing, Buyer and the Company, on behalf of themselves and their respective Affiliates and each of their officers, directors, managers, employees, agents, heirs, personal representatives, successors and assigns and, together with the Seller Released Parties, the "Company Releasing Parties"), hereby releases, acquits and forever discharges the Shareholders and Sellers and any and all of their respective successors, assigns, present and former directors, officers, employees, agents, Affiliates and Representatives (the "Company Released Parties"), from any and all Claims, that any Company Releasing Party ever had, has or may have against any of the Company Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Company Released Parties, known or unknown, from the beginning of time through and including the Closing Date, other than obligations arising under this Agreement or the Ancillary Documents and other than any Claims arising out of or attributable to fraud or willful misconduct of any Company Released Party. Each of the Company Releasing Parties, understands the significance of this release of unknown Claims and waiver of statutory protection against a release, on behalf of itself and the other Company Releasing Parties, of unknown Claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each of the Company Releasing Parties acknowledges that Seller and Shareholders will be relying on the waiver and release provided in this Section 8(b) in connection with entering into this Agreement and that this Section 8(b) is intended for the benefit of, and to grant third party beneficiary rights to each Company Released Party to enforce this Section 8(b).

c.EACH SELLER RELEASING PARTY AND COMPANY RELEASING PARTY ACKNOWLEDGES THAT IT IS FAMILIAR WITH AND HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

9.Other Agreements. Effective as of the Closing Date, except as otherwise set forth in this Agreement, all current or future rights and obligations of any of the parties arising from any other agreements between or among any of Buyer, Company, Holdings, Sellers, the Shareholders, Designs and VRA, or their respective Affiliates, shall hereby terminate, by mutual agreement and effective as of the Closing Date, including without limitation:

a.The Put/Call Agreement (and the parties acknowledge that, notwithstanding any provisions in the Put/Call Agreement to the contrary, no party to the Put/Call Agreement shall have any continuing obligations thereunder to any other party to the Put/Call Agreement).

b.The Tax Indemnity Agreement (and the parties acknowledge that, notwithstanding any provisions in the Tax Indemnity Agreement to the contrary, no party to the Tax Indemnity Agreement shall have any continuing obligations thereunder to any other party to the Tax Indemnity Agreement).

10.Miscellaneous.

a.Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby are consummated.

b.Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation of good transmission, if delivered by facsimile or E-mail (in which case, it will be effective upon receipt of confirmation of good transmission, excluding automatic acknowledgements of receipt), or (iii) as of the date delivered, if sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(b)):

If to Sellers:
Creative Genius Holdings, Inc.
[**]
[**]
Attn: Paul Goodman and Griffin Thall
E-mail: [**]

With a copy (which shall not constitute notice) to:

Solomon Ward Seidenwurm & Smith, LLP
401 B Street, Suite 1200
San Diego, CA 92101
Attn: Michael B. Abramson
Fax: (619) 615-7907
E-mail: [**]

If to Buyer:
Vera Bradley Holdings, LLC
c/o Vera Bradley, Inc.
12420 Stonebridge Road Roanoke, Indiana 46808 Attn: Chief Administrative & Legal Officer – Mark Dely
Facsimile No.: (260) 484-2278
Email: [**]

With a copy to:

Ice Miller LLP
One American Square, Suite 2900
Indianapolis, Indiana 46282
Attn: Stephen J. Hackman, Esq.
Facsimile: (317) 592-4666
E-mail: [**]

c.Governing Law. This Agreement and all controversies arising out of, in connection with or relating to it shall in be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements made and entirely to be performed within Delaware by its citizens, including all matters of construction, validity and performance.

d.Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersede all previous agreements, written or oral, relating to the subject matter hereof.
e.Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (i) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (ii) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied to other Persons or circumstances or in any other jurisdiction, (iii) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement and (iv) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. Moreover, if any term or other provision of this Agreement shall be invalid, illegal or incapable of being enforced by any rule of law or public policy because it is excessively broad as to duration, scope, activity or subject, the parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent permitted under applicable Law.

f.Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Sellers; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

g.Effect of Waiver or Consent. At any time prior to the Closing, any party may, (i) waive any inaccuracies in the representations and warranties of any other party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto or (iii) unless prohibited by applicable Law, waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by Sellers or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

h.Successors and Assigns. This Agreement shall not be assigned by Sellers without the prior written consent of Buyer or by Buyer without the prior written consent of Sellers; provided that Buyer may assign all or any portion of its rights and obligations under this Agreement without such consent to (i) an Affiliate of Buyer and/or (ii) any wholly owned U.S. Subsidiary of Buyer, in each case which assignment shall not relieve Buyer of its obligations hereunder.

i.Jurisdiction; Court Proceedings; Waiver of Jury Trial.

i.Any Litigation against any party to this Agreement arising out of, in connection with or relating to this Agreement shall be brought solely in in any state or federal court in the State of Delaware (the "Chosen Courts") and each of the parties submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert any (A) objection that it may ever have to the laying of venue of any such Litigation in either Chosen Court, (B) Claim that any such Litigation brought in either Chosen Court has been brought in an inconvenient forum and (C) Claim that either Chosen Court does not have personal jurisdiction over such party with respect to such Litigation.

ii.Each party agrees that service of process in any Litigation may be made by mailing a copy thereof by registered or certified mail or by overnight courier service, postage prepaid, to it at its address specified herein. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

iii.EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES, OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW OR IN EQUITY, BASED IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

j.Counterparts. This Agreement may be executed by facsimile signatures or electronic signature and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

k.Further Assurance. If at any time after the Closing any further action is necessary or desirable to carry out the intent of this Agreement and to fully effect the transactions contemplated by this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request. Each party shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce the rights and obligations herein provided.

l.Rules of Construction. Unless the context otherwise requires: (i) a capitalized term has the meaning assigned to it herein or, if no meaning is assigned herein, then the meaning assigned to it in the 2019 Purchase Agreement; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) references in the singular or to "him," "her," "it," "itself," or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; (iv) any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented; (v) references to Annexes, Articles, Sections and Exhibits shall refer to annexes, articles, sections and exhibits of this Agreement, unless otherwise specified; (vi) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof; (vii) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted; (viii) all monetary figures shall be in U.S. dollars unless otherwise specified; (ix) if any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day; (x) references to "hereof", "herein", "hereunder", "hereby" and similar terms shall refer to this entire Agreement (including the Annexes, Schedules and Exhibits hereto); (xi) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to "Business Days"; (xii) references to "including" in this Agreement shall mean "including, without limitation," whether or not so specified; and (xiii) the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends and such phrase shall not mean "if".
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLERS

CREATIVE GENIUS HOLDINGS, INC.
a California corporation
By:	/s/ Griffin Thall
Name:	Griffin Thall
Title:	President

CREATIVE GENIUS INVESTMENTS, INC.
a California corporation
By:	/s/ Griffin Thall
Name:	Griffin Thall
Title:	President

BUYER

VERA BRADLEY HOLDINGS, LLC,
a Delaware limited liability company
By:	/s/ John Enwright
Name:	John Enwright
Title:	Chief Financial Officer

SHAREHOLDERS

/s/ Griffin Thall
Griffin Thall

/s/ Paul Goodman
Paul Goodman

Solely for purposes of Sections 8 and 9 hereof

VERA BRADLEY DESIGNS, INC.
an Indiana corporation

By:	/s/ John Enwright
Name:	John Enwright
Title:	Chief Financial Officer

VERA BRADLEY, INC.
an Indiana corporation

By:	/s/ John Enwright
Name:	John Enwright
Title:	Chief Financial Officer

Schedule A

Payments to Sellers

Name	Interest Sold	Purchase Price
Creative Genius Holdings, Inc.	24.8%	$9,920,000.00
Creative Genius Investments, Inc.	0.2%	$80,000.00
Total	25.0%	$10,000,000.00